Exhibit 10.1

EARTHLINK, INC.
RETENTION INCENTIVE AGREEMENT

THIS RETENTION INCENTIVE AGREEMENT (this "Agreement") is made on the __ day of May, 2007, by and between EarthLink, Inc., a Delaware corporation, and its Affiliates (collectively "EarthLink") and ___________________ ("you"), to provide a financial incentive for you to remain employed with EarthLink for the time period and on the terms set forth below.

WHEREAS, EarthLink is in the process of searching for a new Chief Executive Officer as it continues to execute on its business plan; and

WHEREAS, EarthLink recognizes that the search for a new Chief Executive Officer may contribute to uncertainty on your part and could result in your departure or, at minimum, some distraction from your duties and responsibilities; and

WHEREAS, you have been a valuable contributor to the success of EarthLink and our business, and your continued service on behalf of EarthLink from now through May 1, 2008 is important to maximize the value of EarthLink and our business; and

WHEREAS, we want you to remain employed with EarthLink, and we want to provide an additional financial incentive to you to retain your valuable services during such time.

NOW, THEREFORE, in return for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    Term. The term of this Agreement will be from the date you sign it until May 1, 2008, hereinafter referred to as the "Payment Date," or, if earlier, the termination of your employment with EarthLink for any reason whatsoever.
    Compensation.
      Bonus Payment.
        Eligibility. Subject to subparagraph (a)(3) below, you are eligible for a bonus payment (the "Bonus Payment") in accordance with subparagraph (a)(2) below.
        Payment. Subject to subparagraph (a)(3) below, your Bonus Payment of [$ Insert Dollar Amount] shall be payable to you in a lump sum (i) on the Payment Date or as soon as administratively practical after the Payment Date, provided you have been continuously employed with EarthLink from the date hereof until the Payment Date, or (ii) in the event you have a Termination of Employment by EarthLink other than for Cause (as defined below) or other than on account of your Disability (as defined below) or your death before the Payment Date, the date of your Termination of Employment or as soon as administratively practical after your Termination of Employment, subject in all cases to applicable withholdings as described herein.
        Payment Conditions. You must satisfy the following additional conditions to be eligible for and receive the Bonus Payment:
          First, you will not be eligible for, and will not receive the Bonus Payment, unless you sign a Release (as defined below) (in the form attached hereto as Exhibit A), if the Bonus Payment becomes payable concurrently with your Termination of Employment with EarthLink. In that event, your Bonus Payment is conditioned upon the valid and timely execution, without revocation, of the Release within the time period specified by EarthLink.
          Second, your employment with EarthLink must not have been (i) terminated for Cause by EarthLink, (ii) terminated on account of death or a Disability or (iii) voluntarily terminated by you for any reason whatsoever, prior to the Payment Date.

        (C) Third, you agree not to take, and do not take, any "unpaid leave of absence" or "sabbatical" time through the Payment Date or, if earlier, the date of your Termination of Employment by EarthLink other than for Cause or other than on account of your Disability or your death.

        Definitions. For purposes of this Agreement:
          "Affiliate" means any entity with whom EarthLink would be considered a single employer under Sections 414(b) or 414(c) of the Code. If the Affiliate that employs you discontinues being an Affiliate, you will be deemed to have incurred a Termination of Employment by EarthLink without Cause at the time your employer is no longer an Affiliate.
          "Beneficiary" means the person or entity that you designate, by written instrument delivered to EarthLink, to receive any benefits payable under this Agreement after your death. If you fail to designate a beneficiary, or if no designated beneficiary survives you, your benefits will be paid (i) first to your surviving spouse, if any, (ii) then, if there is no surviving spouse, to your living descendents per stirpes, or (iii) if there is neither a surviving spouse nor living descendants, to your estate.
          "Cause" shall exist where your Termination of Employment is by EarthLink upon (1) your willful and continued failure to substantially perform your employment duties (other than any failure on account of a Disability), after written notice is delivered to you by the Board of Directors, an executive officer of EarthLink or the person in charge of the Human Resources function of EarthLink that specifically identifies the manner in which you have failed to substantially perform your employment duties and after a reasonable opportunity is afforded to you to cure your performance failure(s) or (2) your willful engagement in misconduct that is materially injurious to EarthLink, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on your part will be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act or omission was in the best interest of EarthLink. Notwithstanding the foregoing, you will not be deemed to have had a Termination of Employment by EarthLink for Cause unless and until you have been given a copy of the notice of termination, after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before (i) the Chief Executive Officer of EarthLink or (ii) if you are an elected officer, the Board of Directors of EarthLink, or (iii) in all other cases not involving an elected officer and where the Chief Executive Officer of EarthLink otherwise directs or delegates this responsibility, the executive officer or person in charge of the Human Resources function or direct report to such Chief Executive Officer to whom such responsibility was delegated, finding that in the good faith opinion of the Chief Executive Officer, or, in the case of an elected officer, a finding that in the good faith opinion of two-thirds of the Board of Directors of EarthLink, or, in all other cases not including an elected officer or otherwise, a finding that in the good faith opinion of the applicable executive officer or person in charge of the Human Resources function or direct report to the Chief Executive Officer to whom such responsibility was delegated, that you committed the conduct set forth above in clauses (1) or (2) of this definition and specifying the particulars of that finding in detail.
          "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
          "Termination of Employment" means the termination of your employment with EarthLink and all Affiliates; provided, however, that you will not be considered as having had a Termination of Employment unless and until your Termination of Employment qualifies as a "separation from service" within the meaning of Section 409A of the Code.
          "Disability" means that you incur a Termination of Employment as a result of being "disabled" or as a result of a "disability" in accordance with the policies of EarthLink in effect at the time of your Termination of Employment.
      Effect on Other Payments. The Bonus Payment, if any, is not in lieu of and does not replace any other bonus or bonuses to which you may be entitled. You also will continue to be entitled to receive any amounts that you otherwise would be entitled to receive under EarthLink's other employee benefit plans, policies and arrangements, including without limitation any severance plans, policies or arrangements in which you may participate, in accordance with the terms and conditions of such plans, policies and arrangements. Notwithstanding the foregoing, however, you agree that the Bonus Payment shall not be included under any other bonus or severance plan of EarthLink, including without limitation the EarthLink, Inc. Change-in-Control Accelerated Vesting and Severance Plan, for purposes of determining the amount of any payments or benefits that may become payable to you under such other bonus or severance plans of EarthLink, and you hereby waive any rights, if they exist, to have the Bonus Payment included in any such determinations.
    Release. If the Bonus Payment becomes payable concurrently with your Termination of Employment with EarthLink, you will execute, and not revoke, a release (the "Release") (in the form attached hereto as Exhibit A). We would advise you to review this Release carefully with the assistance of your attorney.
    Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
    Taxes. EarthLink may withhold from any amounts payable under this Agreement, or from any other amounts payable to you, all income, employment, excise and other taxes that EarthLink reasonably determines to be required pursuant to any law, regulation, or ruling as a result of your participation in this Agreement. However, it is your obligation to pay all required taxes on any amounts provided under this Agreement, regardless of whether withholding is required or undertaken.
    Confidentiality. Except to the extent otherwise required by law, you will not disclose, in whole or in part, any of the terms of this Agreement. However, you may disclose the terms of this Agreement to your spouse or to your legal or financial adviser, provided that you take all reasonable measures to assure that he or she does not disclose the terms of this Agreement to a third party except as otherwise required by law.
    Severability. The agreements contained herein and within the Release prescribed by paragraph 3 will each constitute a separate agreement independently supported by good and adequate consideration, and will each be severable from the other provisions of the Agreement and such Release. If it is determined that any term, provision, or portion of this Agreement or such Release is void, illegal, or unenforceable, the other terms, provisions and portions of this Agreement or such Release will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or other similar provisions will be substituted, to the extent enforceable, so as to provide to EarthLink, to the fullest extent permitted by applicable law, the benefits intended by this Agreement and such Release.
    Survival. The provisions of paragraphs 3 and 6 shall survive the termination of this Agreement.
    Entire Agreement. This Agreement sets forth the entire understanding between you and EarthLink, and supersedes all prior agreements and communications, whether oral or written between you and EarthLink with respect to the subject matter of this Agreement. This Agreement will not be modified except by written agreement between you and EarthLink.
    Assignment. Notwithstanding any other provision of this Agreement, EarthLink may assign to any buyer or transferee entity of any of its business all of its rights, and such buyer or transferee entity may assume all of EarthLink's obligations, under this Agreement, and you expressly agree to such assignment and assumption. In that event, such buyer or transferee entity shall be substituted for EarthLink throughout this Agreement, except that you shall continue to be entitled to receive any other payments or benefits to which you may be entitled from EarthLink or any of its benefit plans, and you will still be required to give to EarthLink the Release set forth in paragraph 3 and comply with the covenant set forth in paragraph 6, which obligations shall survive such assignment to and assumption by such buyer or transferee entity.
    No Employment Contract. Nothing contained herein shall be construed to be an employment contract between EarthLink and you. The creation, continuance or change of this Agreement or a payment hereunder does not give you any legal or equitable right against EarthLink to remain employed or to be paid a certain amount. This Agreement does not modify the terms of your employment.
    Tax Matters.
      Section 4999. Despite any other provisions of this Agreement to the contrary, if the receipt of any Bonus Payment under this Agreement would subject you to tax under Section 4999 of the Code, EarthLink may determine whether some amount of the Bonus Payment would meet the definition of a "Reduced Amount." If EarthLink determines that there is a Reduced Amount, the total Bonus Payment to be paid to you hereunder must be reduced to such Reduced Amount, but not below zero. If EarthLink determines that the Bonus Payment must be reduced to the Reduced Amount, EarthLink will promptly notify you of that determination, with a copy of the detailed calculations. All determinations by EarthLink under this paragraph are final, conclusive and binding upon you. It is the intention of EarthLink to reduce the Bonus Payment under this Agreement only if the aggregate Net After Tax Receipts to you would thereby be increased. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by EarthLink, however, it is possible that amounts will have been paid under this Agreement to or for your benefit which should not have been so paid ("Overpayment") or that additional amounts which will not have been paid to or for your benefit could have been so paid ("Underpayment"), in each case consistent with the calculation of the Reduced Amount. If EarthLink, based either upon the assertion of a deficiency by the Internal Revenue Service against EarthLink or you, which EarthLink believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan which you must repay to EarthLink together with interest at the applicable Federal rate under Section 7872(f)(2) of the Code as soon as administratively practicable after such determination of Overpayment; provided, however, that no such loan may be deemed to be an amount payable by you to EarthLink if and to the extent such deemed loan and payment would not either reduce the amount on which you are subject to tax under Sections 1, 3101 or 4999 of the Code or generate a refund of such taxes. If EarthLink, based on controlling precedent or other substantial authority, determines that an Underpayment has occurred, EarthLink will pay you the amount of the Underpayment as soon as administratively practicable after such determination of Underpayment only if EarthLink in its sole discretion agrees to pay you the Underpayment. For purposes of this paragraph, (i) "Net After Tax Receipts" means the Present Value of a payment under this Agreement net of all taxes imposed on you with respect thereto under Sections 1, 3101 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 which applies to your taxable income for the applicable taxable year, (ii) "Present Value" means the value determined in accordance with Section 280G(d)(4) and (iii) Reduced Amount" means the largest aggregate amount of Bonus Payment under this Agreement which (a) is less than the sum of all Bonus Payments under this Agreement and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Bonus Payments under this Agreement were any other amount less than the sum of all Bonus Payments to be made hereunder.
      Section 409A. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code by qualifying for the "short term deferral" exemption and shall be construed and interpreted in accordance therewith. EarthLink may at any time amend, suspend, or terminate this Agreement, or any payments to be made hereunder, as necessary to be in compliance with Section 409A of the Code. Notwithstanding the preceding sentence, EarthLink shall not be liable to you or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any amount under the Agreement is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code. If at any time when you are entitled to the Bonus Payment hereunder in connection with your Termination of Employment, to the extent necessary to comply with the "specified employee" rule of Section 409A of the Code, notwithstanding any other provision hereof, no payments may be made hereunder before the date which is six months after your separation from service or, if earlier, the date of your death. All such amounts which would have otherwise been required to be paid to you during such six months, or, if earlier, your death, shall be paid in one lump sum payment as soon as administratively practical after the date which is six months after your separation from service, or, if earlier, your death. This provision is intended to comply with, and shall be construed consistent with the meaning of, the "specified employee" rule of Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed.

[Name of EMPLOYEE]

Date:

WITNESS

Name:

Date:

EARTHLINK, INC.

By:

Title: